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                                                                       Exhibit 8




                                April 12, 1994



InvestArk Bankshares, Inc.
412 South Main Street
Stuttgart, Arkansas 72021

Dear Sirs:


         We are special tax counsel to InvestArk Bancshares, Inc. ("InvestArk") in connection with certain transactions contemplated by the Agreement and Plan of Reorganization dated as of December 17, 1993, pursuant to which First United Bancshares, Inc. ("First United") would issue to the stockholders of InvestArk a minimum of 885,593 and a maximum of 985,849 shares of First United stock in exchange for all the issued and outstanding stock of InvestArk through a merger transaction (the "Merger") in which InvestArk would be merged with and into First United. In that connection, our opinion is as set forth in the section entitled, "THE MERGER - Certain Federal Income Tax Consequences" in the Proxy Statement dated May 17, 1994 (the "Proxy Statement").


         We hereby consent to the filing of this letter as Exhibit 8 to the Registration Statement on Form S-4 which the Proxy Statement is a part and to the reference to us in the section entitled 'THE MERGER - Certain Federal Income Tax Consequences" in the Proxy Statement.

                                            Very truly yours,

                                            /s/ SHULTS, RAY & KURRUS

                                            Shults, Ray & Kurrus